EXHIBIT 10.1

OFFER OF EMPLOYMENT LETTER

September 19, 2010

Arie Rand
I.D. No. 56099633
1 Yizrael Street
P.O.B. 305
Shoham, 60850
Israel

Dear Arie,

On behalf of Delta Three Israel, Ltd. (“Delta Three Israel”), I am pleased to extend to you an offer of employment in accordance with the following terms and conditions.

This is a full time assignment, beginning on or about October 3, 2010 (the “Starting Date”). Initially you will serve as a member of the Finance Department and work closely with Ziv Zviel in preparing to assume the positions of Chief Financial Officer and Treasurer.  Immediately upon Mr. Zviel’s departure from the Company (currently expected to be on or about October 15, 2010) you will become the Chief Financial Officer and Treasurer of Delta Three Israel and deltathree, Inc. (“deltathree”, and together with Delta Three Israel, the “Company”) reporting to both the Chief Executive Officer and President of the Company and the Board of Directors of deltathree.

The duties and responsibilities of serving as the Chief Financial Officer and the Treasurer of the Company include, but are not limited to, the following:

•	Supervising the other members of the Finance Department;
•	Maintaining the Company’s books and records in accordance with U.S. and Israeli GAAP (as applicable);
•	Preparing monthly, quarterly and annual financial reports and assisting in the preparation of the Forms 10-Q and Forms 10-K filed by the Company with the SEC;
•	Managing the Company’s monthly cash flow and arranging for payment of invoices;
•	Monitoring and supervising the Company’s compliance with the Sarbanes-Oxley Act;
•	Assuming responsibility for all credit and banking relationships and activities;

224 West 35th Street, Suite 1004, N.Y., NY 10001, U.S.A. Tel (212) 500-4899 Fax (212) 500-4888
Jerusalem Technology Park, P.O.B. 48265, Jerusalem, Israel, Tel 972-2-649-1222 Fax 9722-649-1200

•	Arranging for insurance for the Company; and
•
Consulting and advising the Company’s officers and directors on a range of issues related to finance (including financial controls, accounting, financial analysis and capital management), strategy, risk management, compliance/regulatory issues, acquisitions, and outside investment.

You will be eligible to receive monthly compensation according to the table below. Payments will be made every month, starting on or before the ninth of the month following the commencement of your employment. You acknowledge that your monthly compensation stated below includes remuneration for all allowances and benefits required by law, by extension of the law, or any collective bargaining agreements (with the sole exception of travel allowances and meal allowances, also described below), as follows:

Type of Payment	Sum
Base Salary	10,000 USD (with payment in NIS according to the official exchange rate of the Bank of Israel on the day of payroll processing).
Travel Allowance	Equal to intercity bus fare (“chofshi-chodshi”) (up to a maximum currently set at 510 NIS).
Meals	Up to a maximum currently set at 14 NIS per meal, plus income tax, as appropriate for the portion subsidized by the Company.
Dmei Havra’a	One-twelfth (1/12) of the annual payment due included in the gross monthly salary offered above, as this amount may be adjusted from time to time.

Also, management will recommend to the Compensation Committee of the Board of Directors of deltathree that upon the commencement of your employment you be granted stock options to purchase 300,000 shares of deltathree common stock, which will vest ratably over a period of four (4) years, under and in accordance with the deltathree, Inc. 2009 Stock Incentive Plan.

You are eligible to lease a car through the Company according to the rates, policies and procedures of the Company. Please note that if you wish to lease a car (i) your Base Salary will be reduced by the amount of your monthly car lease price, (ii) you will pay tax and Bituach Leumi on the reduced Base Salary and (iii) all salary-related benefits (such as Manager's Insurance, severance pay and Keren Hishtalmut) will be calculated based upon the reduced Base Salary.  You will pay the tax applicable to the lease of your car as required by the law, which will be automatically deducted from your monthly paycheck. For example, if your Base Salary (as indicated in the table above) is 40,000 NIS (at an exchange rate of 4 NIS for 1 USD) and the car lease cost is 4,000 NIS per month, your reduced monthly Base Salary will be 36,000 NIS.  As a condition of leasing a car you are required to sign the Company’s car policy and car lease addendum.  Please note that if you lease a car through the Company, you will not be eligible to receive the Travel Allowance described in the table above.

224 West 35th Street, Suite 1004, N.Y., NY 10001, U.S.A. Tel (212) 500-4899 Fax (212) 500-4888
Jerusalem Technology Park, P.O.B. 48265, Jerusalem, Israel, Tel 972-2-649-1222 Fax 9722-649-1200

You are expected to work a five-day week, Sunday through Thursday inclusive, from 9:00-18:00. In calculating the Base Salary, it is understood that you will be involved in duties which require your special personal care and loyalty, and therefore the provisions of the Work Hours and Rest Law, 1951, or any law that may be enacted in its place, will not apply to you.  You will not be entitled to remuneration according to the Work Hours and Rest Law and acknowledge that your Base Salary has already been increased to include within it all payments which are paid to an employee who is paid in accordance with the directives of the Work Hours and Rest Law.  You are expected to work those days and hours necessary for the proper performance of your duties.

The Company shall pay on a monthly basis and on your behalf the following amounts toward a Managers’ Insurance Policy (the “Managers’ Insurance”) and/or (in your sole discretion) a pension plan (“Pension Plan”) (severally or jointly, as applicable, the “Insurance”) chosen by you:

Managers’ Insurance: The Company shall pay a sum equal to 13.3% of your monthly Base Salary towards your Manager’s Insurance (of which 8.33% shall be contributed towards severance pay and 5% shall be contributed towards a pension fund) and a sum up to 2.5% of your monthly Base Salary towards disability pension payments. The Company shall deduct an amount equal to 5% from your monthly Base Salary and contribute such amount on your behalf towards your Managers’ Insurance (all of which shall be contributed towards a pension fund).

Pension Plan: The Company shall pay a sum equal to 13.3% of your monthly Base Salary towards your Pension Plan (of which 8.33% shall be contributed towards severance pay and 5% towards a pension fund). The Company shall deduct an amount equal to 5% from your monthly Base Salary and contribute such amount on your behalf towards your Pension Plan (all of which shall be contributed towards a pension fund).

You and the Company hereby accept the terms of the General Approval Regarding Employer Payments to Pension Fund and Insurance Policy in Lieu of Severance Pay in Accordance with the Severance Pay Law 5723-1963 (the “General Approval”) and accept and agree that the payments described above are in lieu of all the Company’s obligations under the Severance Pay Law, 5723-1963, as the same may be amended. A translation of the General Approval is attached as Appendix A hereto and constitutes an integral part hereof.

224 West 35th Street, Suite 1004, N.Y., NY 10001, U.S.A. Tel (212) 500-4899 Fax (212) 500-4888
Jerusalem Technology Park, P.O.B. 48265, Jerusalem, Israel, Tel 972-2-649-1222 Fax 9722-649-1200

You will be eligible to receive Keren Hishtalmut from your first day of employment.  Pursuant to the terms of this plan, you may contribute 2.5% of your Base Salary and the Company will contribute an amount equal to 7.5% of your Base Salary.  Keren Hishtalmut will be provided up to the monthly salary ceiling set by the income tax authorities.

You are eligible for our Company yearly bonus plan, subject to the terms of the plan and the Company’s policies.   There is no automatic entitlement to a bonus.

You will be entitled to take up to 18 vacation days per year, which will accumulate on a monthly basis at a rate of 1.5 days per month. Your vacation allotment will be updated according to our absence procedures and according to the law. Furthermore, you are encouraged to take vacation days during the actual calendar year in which they are accrued.  Excess vacation days not used by the end of each calendar year are forfeited, provided that if you have not used all your vacation days by the end of the calendar year you may carry over up to five days through the end of the first quarter of the following calendar year.

The full terms, conditions and company benefits of your employment are detailed in our employee handbook, which might be amended by the Company from time to time to better address the Company’s needs provided that any such amendment may not adversely affect your terms of employment.  The handbook is on our network you are required to read it during the first two weeks of your employment and sign and return to us the Confirmation at the end of the handbook indicating that you have received, read and understood it.

Your employment with the Company is not of a set duration. Termination of this Offer of Employment Letter by either party will require two months notice and must be provided in accordance with applicable law.

As a condition of your employment, you are required to sign our Non-Disclosure, Non-Solicitation, Non-Competition and Inventions Agreement, which is provided as part of this Offer of Employment Letter.

224 West 35th Street, Suite 1004, N.Y., NY 10001, U.S.A. Tel (212) 500-4899 Fax (212) 500-4888
Jerusalem Technology Park, P.O.B. 48265, Jerusalem, Israel, Tel 972-2-649-1222 Fax 9722-649-1200

If the terms and conditions set forth above are acceptable to you, please so indicate by signing below.

Welcome to the Company.

DELTA THREE ISRAEL, LTD.

/s/ Merav Carmeli

Merav Carmeli
Human Resources Manager

/s/ Arie Rand

Arie Rand

224 West 35th Street, Suite 1004, N.Y., NY 10001, U.S.A. Tel (212) 500-4899 Fax (212) 500-4888
Jerusalem Technology Park, P.O.B. 48265, Jerusalem, Israel, Tel 972-2-649-1222 Fax 9722-649-1200

APPENDIX A

General Authorization (Combined Version) Regarding Employee Payments to a Pension Fund and Insurance Fund in Lieu of Severance Pay
In Accordance with the Severance Pay Law 5723-1963

By virtue of my authority under Section 14 of the Severance Pay Law 5723-1963 (hereinafter, “The Law”), I hereby confirm that payments made by an employer beginning on the date this authorization is publicized,  for its employee, for a comprehensive pension in a provident fund for benefit payments, which is not an insurance fund as implied in the Income Tax Regulations (Rules for Approving and Managing Provident Funds) 5724-1964 (hereinafter, “A Pension Fund”); or for manager’s insurance that includes an option for benefit payments or a combination of payments into a benefits scheme and a non-benefits scheme in the said insurance fund (hereinafter, “Insurance Fund”), including payments that were made as a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has a benefits scheme (hereinafter, “Employer Payments”), shall be in lieu of the severance pay to which the said employee is entitled against the wages from which the said payments were paid and the period for which they were paid (hereinafter, “The Exempted Salary”), and provided the following conditions shall be  present:

1.	Employer payments –
(A)
to a Pension Fund are not less than 14 1/3% of the Exempted Salary, or 12% of the Exempted Salary if the employer pays for his employee, in addition to this, supplementary severance payments into a severance pay fund or an Insurance Fund under the name of the employee, at a rate of 2 1/3% of the Exempted Salary.  If, in addition to the 12%, the employer does not pay the said 2 1/3%, his payments shall be only in lieu of the 72% of the employee’s severance pay.

(B)	to an Insurance Fund are not less than one of the following:
(1)
13 1/3% of the Exempted Salary, if the employer pays for its employee additional monthly income supplement benefits in the case of an employee’s inability to work, through a plan approved by the Supervisor for Capital Markets, Insurance and Savings in the Ministry of Finance, at a rate necessary to guarantee at least 75% of the Exempted Salary, or at a rate of 2 1/2% of the Exempted Salary, whichever is lower (hereinafter, “Payment for  the Loss of  Ability to Work Insurance”);

(2)
11% of the Exempted Salary, if the employer paid  an additional payment for the Loss of  Ability to Work Insurance, and in such case the employer’s payments shall be in lieu of 72% of the employee’s severance compensation only; if, in addition to such payments, the employer has also paid payments for the supplement of severance pay to a Severance Pay Fund or an Insurance Fund under the name of the employee at a rate of 2 1/3% of the Exempted Salary, the employer’s payments shall be in lieu of 100% of the employee’s severance pay.

2.	Not later than three months from the commencing of the performance of the employer’s payments a written agreement shall be prepared between the employer and the employee, which shall include:
(A)
The employee’s agreement to an arrangement in accordance with this authorization, in wording that specifies the employer’s payments and the Pension Fund and the Insurance Fund, as relevant; the said agreement shall also include the wording of this authorization;

(B)
The employer’s prior waiver of any right he may have to a financial reimbursement from his payments, unless the employee’s right to severance pay is rescinded by a judicial decree, by virtue of paragraphs 16 or 17 of the Law, and if rescinded or that the employee withdrew funds from the Pension Fund or from the Insurance Fund not for a qualifying incident; in this regard, a “qualifying incident” – death, disability or retirement at the age of 60 or older.

(C)
This authorization shall not derogate from the employee’s right to severance pay under the law, collective agreement, and expansion order or employment contract, for wages exceeding the Exempted Salary.

(-)
Eliyahu Yishai
Minister of Labor and Social Affairs

224 West 35th Street, Suite 1004, N.Y., NY 10001, U.S.A. Tel (212) 500-4899 Fax (212) 500-4888
Jerusalem Technology Park, P.O.B. 48265, Jerusalem, Israel, Tel 972-2-649-1222 Fax 9722-649-1200